FOR IMMEDIATE RELEASE
                                             Contact:
                                             Sharon L. Sweet
                                             Vice President, Investor Relations
                                             The Dii Group
                                             (303) 652-2221


                         Dii GROUP FINALIZES PURCHASE OF
                    HP'S GERMAN PRINTED CIRCUIT ORGANIZATION

NIWOT, Colo., October 30, 1998 - The Dii Group, Inc. (NASDAQ:DIIG), a leading value-added electronics design and manufacturing service provider, today announced that it has completed the acquisition of Hewlett-Packard Company's
(HP) Printed Circuit Organization's operations in Boeblingen, Germany. The operation, now called Multek Europe, manufactures high-performance printed circuit boards for multiple Hewlett-Packard divisions and outside customers. The purchase price was approximately $75 million, excluding working capital, and the transaction includes a three-year supply agreement in which Multek will provide boards to HP for use in its servers, workstations, test and instrumentation, and medical products. The acquisition was funded with a 5-year term loan.

Steven C. Schlepp, president of Multek, commented: "Multek Europe is a world-class operation with superior management, technology, and process automation that we intend to share with other Multek locations around the globe. This transaction is consistent with our strategy of being the technological leader in each area of the world we serve, and it further diversifies our global customer base. In addition to expanding our relationship with HP, Multek Europe has tremendous potential in the high-performance computing, networking and telecommunications merchant markets, which we plan to aggressively pursue."

Ronald R. Budacz,  chairman and chief executive officer of the Dii Group, added:
"This financially attractive acquisition establishes Multek's presence in Europe to complement existing locations in the United States and the People's Republic of China. We now have technology leadership in each location, and we intend to use our volume production capabilities, which have been added over the last year and a half, to support Multek customers from prototype through volume production worldwide."

Budacz continued, "We anticipate good growth and profitability from this operation from the outset - over half of the expected volume for the first three years is covered by our supply agreement with HP, development of the merchant market is well under way with nearly 40 percent of revenues coming from other customers, and the facility has ample growth capacity."

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The acquisition  includes property,  plant and equipment,  working capital,  and certain intellectual property rights. The Boeblingen site is approximately 465,000 square feet with a building of approximately 315,000 square feet. No goodwill resulted from this transaction.

William V. Russell, HP vice president and general manager of the Enterprise Systems Group, whose high-performance server products incorporate Multek Europe circuit boards, said, "We're delighted to consummate this relationship with Multek. They are a high-tech producer with the ability to support our increasingly sophisticated needs with each ensuing generation of product."

This press release contains historical information and forward-looking statements. Statements looking forward in time involve risks and uncertainties, including risks associated with customer concentration, dependence on the electronics industry, especially the semiconductor business sector, economic conditions, the successful integration of newly acquired businesses and other risks associated with acquisitions, changes in product mix, competition, and international operations. For further information, reference should be made to the Dii Group's filings with the Securities and Exchange Commission, including the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recent Annual Report on Form 10-K.

Hewlett-Packard Company is a leading global provider of computing, Internet and intranet solutions, services, communications products and measurement solutions, all of which are recognized for excellence in quality and support. HP has 127,200 employees and had revenue of $42.9 billion in its 1997 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

Multek, a subsidiary of the Dii Group, is a technological leader in the manufacture of complex printed circuit boards, with manufacturing locations in Irvine, Calif.; Roseville, Minn; Austin, Texas; Zhuhai, Guangdong Province, China; and Boeblingen, Germany.

The Dii Group, Inc. (NASDAQ:DIIG) is a leading, value-added electronics design and manufacturing outsource service provider, which operates through a global network of companies in North America, Europe, and Asia. The Company serves the electronics industry through its four core competencies: semiconductors; printed circuit boards; circuit board and finished product assembly and distribution; and process control technologies. The Dii Group employs approximately 7,000 people and had revenues of $663 million in the first nine months of fiscal 1998. Its Internet (Web) Site can be reached by accessing "www.diigroup.com" to view recent press releases, company information, and financial data relating to the Dii Group.